Exhibit 99.1

               THE J. M. SMUCKER COMPANY ANNOUNCES NEW CONTROLLER

    ORRVILLE, Ohio, Aug. 24 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) announced that John W. Denman, currently its Assistant Controller, has been elected to the position of Vice President and Controller. Mr. Denman has been with the Company since 1979 and has held a variety of key financial management positions within the Company. Prior to being Assistant Controller, Mr. Denman held the position of Vice President and Chief Financial Officer at Smucker Foods of Canada, the Company's Canadian subsidiary. Mr. Denman, a CPA, holds a bachelors degree in accounting from Ashland University.

    Mr. Denman assumes the responsibilities from Richard G. Jirsa, who previously announced his decision to retire at the end of calendar 2005. Mr. Jirsa, who has been with the Company for 30 years, will continue to serve as a Vice President of the Company in accounting until his retirement this December.

    About The J. M. Smucker Company
    The J. M. Smucker Company (http://www.smuckers.com) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R) and Crisco(R). The family of brands also includes Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes; and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes and Bick's(R) pickles and condiments in Canada. For over 108 years, The J.
M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. Since the 1998 inception of FORTUNE Magazine's annual survey of the 100 Best Companies to Work For, The J. M. Smucker Company has consistently been recognized as one of the top 25 companies to work for in the United States. The J. M. Smucker Company has over 3,500 employees worldwide and distributes products in more than 45 countries.